Exhibit 99.2
APEX MICROTECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands)

	May 4, 2007	November 17, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$(132)	$77
Accounts receivable, net	3,673	3,060
Inventories	2,565	2,598
Other current assets	425	418

Total current assets	6,531	6,153

Property and equipment, net	2,966	3,038
Intangibles and other, net	88	114

Total assets	$9,585	$9,305

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$432	$398
Current portion of long-term debt	1,724	2,265
Income taxes payable	664	—
Other accrued liabilities	1,370	2,147

Total current liabilities	4,190	4,810

Other long-term obligations	5,220	5,635

Stockholders’ deficiency:
Capital stock	5,936	5,885
Accumulated deficit	(5,761)	(7,025)

Total stockholders’ deficiency	175	(1,140)

Total liabilities and stockholders’ deficiency	$9,585	$9,305

APEX MICROTECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands; unaudited)

	Six Months Ended
	May 4, 2007	May 5, 2006

Net sales	$8,655	$8,311
Cost of sales	3,087	3,146

Gross margin	5,568	5,165

Operating expenses:
Research and development	1,091	1,119
Selling, general and administrative	2,211	2,003

Total operating expenses	3,302	3,122

Income from operations	2,266	2,043

Interest income, net	(320)	(415)

Income before income taxes	1,946	1,628
Provision (benefit) for income taxes	681	570

Net income	$1,265	$1,058

Apex Microtechnology Corporation
Consolidated Statement of Cash Flows
(in thousands; unaudited)

	Six Months Ended
	May 4, 2007	May 5, 2006
Operating Activities:
Net Income	$1,265	$1,058
Adj. to Reconcile Net Income to Net Cash:
-Depreciation & Amortization	195	217
-(Gain)/Loss on Sale of Assets	(2)	—
-Cash Paid for Interest	287	381
-Changes in Operating Assets & Liabilities:
-Accounts Receivable	(613)	482
-Inventory	(8)	(217)
-Prepaid Expense	34	(30)
-Accounts Payable	34	104
-Income Taxes Payable	531	420
-Due to Affiliate	(36)	(25)
-Accrued Expenses	(478)	(103)

Cash Provided By Operations	1,209	2,284

Investing Activities:
Purchase of Property, Plant, & Equipment	(97)	(77)
Proceeds from Disposal of Assets	2	—

Cash Used In Investing Activities	(95)	(77)

Financing Activities:
Repayment of Short and Long Term Loans	(1,243)	(2,296)
Proceeds from Sale of Stock	—	12
Restricted Stock	50	34

Cash Used In Financing Activities	(1,193)	(2,250)

Increase (Decrease) in Cash	(79)	(42)

Cash & Equivalents, Beginning of Period	(53)	(130)

Cash & Equivalents, End of Period	$(132)	$(172)

Supplementary Disclosure of Cash Flow Information:
Cash Received (Paid) for Income Taxes	(150)	(150)

Unaudited Notes to Consolidated Condensed Financial Statements
1.	Basis of Presentation
     The consolidated condensed financial statements have been prepared by Apex Microtechnology Corporation (“we,” “us,” “our,” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission (“Commission”). The accompanying unaudited consolidated condensed financial statements do not include complete footnotes and financial presentations. As a result, these financial statements should be read along with the audited consolidated financial statements and notes thereto for the year ended November 17, 2006. In our opinion, the financial statements reflect all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial position, operating results and cash flows, for those periods presented. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect reported assets, liabilities, revenues and expenses, as well as disclosure of contingent assets and liabilities. Actual results could differ from those estimates and assumptions. Moreover, the results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year.
2.	Accounts Receivable, net
          The following are the components of accounts receivable (in thousands):

	May 4,	Nov. 17,
	2007	2006
Gross accounts receivable	$3,694	$3,081
Allowance for doubtful accounts	(21)	(21)

	$3,673	$3,060

3.	Inventories
          The following are the components of inventory (in thousands):

	May 4, 2007	Nov. 17, 2006
Work in-process	$1,913	$2,091
Finished goods	652	507

	$2,565	$2,598

4.	Income Taxes
     The Company recorded income tax expense of $681 thousand during the first six months of fiscal year 2007. However, the annualized effective income tax rate is expected to differ from the federal statutory income tax rate of 35% due to the effect of state income taxes offset by Federal tax benefits, the extra-territorial income (ETI) exclusion, the manufacturing deduction, and federal and state research and development credits. Effective January 1, 2005, the America Jobs Creation Act of 2004, repealed the ETI exclusion for transactions entered into after 2004 with two years of transition relief (2005-2006) and phases in the manufacturer’s deduction through 2010. During the transition period, the Act provides a deduction equal to 80% of the original ETI exclusion in 2005, 60% in 2006 and no exclusions thereafter.
5.	Subsequent Events
     On July 11, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cirrus Logic, Inc., (“Cirrus”) a Delaware corporation. The Merger Agreement provides for the acquisition of the Company by

Cirrus pursuant to the merger of Merger Sub with the Company, with Cirrus being the surviving corporation (the “Merger”), which occurred on July 24, 2007.
     Subject to the terms of the Merger Agreement, Cirrus paid an aggregate cash consideration of approximately $42.5 million, subject to certain adjustments based upon the Company’s net working capital immediately prior to the closing date. In addition, Cirrus placed $6.3 million of the purchase price into an escrow account to indemnify Cirrus against losses resulting from any breaches of the Company’s representations, warranties, covenants and agreements, certain environmental matters, claims regarding dissenting shareholders and certain other matters. To the extent that the escrow fund is insufficient, the Company’s equity holders have agreed to indemnify Cirrus for losses resulting from breaches of certain of the Company’s representations and warranties, covenants and agreements, and certain environmental matters, subject to the limitations set forth in the Merger Agreement.